NEWS RELEASE

FOR MORE INFORMATION CONTACT:
Michael S. Williams
480-759-9400, ext. 100

                                                           FOR IMMEDIATE RELEASE

                         DYNAMIC BIOMETRIC SYSTEMS, INC.
                     REDUCES SERIES A WARRANT EXERCISE PRICE
                  THROUGH EXPIRATION DATE OF SEPTEMBER 30, 2006

                     VOLUNTARY CONVERSION OF ALL OUTSTANDING
                   SERIES A PREFERRED SHARES INTO COMMON STOCK

     Tempe, Arizona (August 16, 2006) - Dynamic Biometric Systems, Inc. (OTC Bulletin Board: DYBO.OB), a Nevada corporation ("DBSI"), announced that its board of directors voted to reduce the exercise price of DBSI's Series A Warrants from $2.00 to $.50 and to extend the expiration date of the Series A Warrants until September 30, 2006. The Series A Warrants were scheduled to expire on August 31, 2006. The Series A Warrants will expire on September 30, 2006 and will not be further extended. There are currently 8,423,491 Series A Warrants outstanding held by approximately 330 registered holders. New funds raised from the exercise of the Series A Warrants, if any, would be used for general working capital, marketing, reduction of liabilities, and the acquisition of materials, components and additional tooling. There is no assurance that DBSI will be successful in obtaining any additional equity capital from the exercise of the Series A Warrants.
DBSI's board of directors also agreed to increase retroactively the cumulative dividend of the Series A Preferred from 15% to 30% per annum, if holders of the Series A Preferred shares ("Shares") voluntarily convert their Shares and cumulative dividends into common stock. Holders of 100% of the Shares agreed to voluntarily convert their Shares and cumulative dividends into common stock. DBSI is in the process of issuing 2,642,111 shares of common stock reflecting this conversion. After this issuance, and without regard to the exercise of any Series A Warrants, DBSI will have 13,989,884 shares of common stock outstanding. In related actions, DBSI's board of directors extended the expiration date of the Series B Warrants until December 31, 2006, which were scheduled to expire on August 31, 2006, and also modified DBSI's agreement with Delta Resources, LLC, a Scottsdale, Arizona-based sales agency ("Delta"), to reduce the initial exercise price of a "commission warrant" that Delta could earn to $.50 per share for the remainder of the fiscal quarter. The initial exercise price under Delta's agreement with DBSI was $0.75. All of these board actions were announced in DBSI's Form 10-QSB for the six months ended June 30, 2006 filed with the SEC on August 14, 2006. DBSI's Annual Report on Form 10-KSB for the year ended December 31, 2005 and all SEC filings may be viewed and downloaded at www.sec.gov.

About DBSI
----------
     Since 2003, DBSI has been developing proprietary hardware (the "Bio-Pen") and software to allow for the verification of dynamic signatures, i.e. capturing the unique act of signing rather than the signature image. DBSI has just introduced its most robust application of this technology in its newest product, the Bio-Pen Lockbox. The Bio-Pen Lockbox is a complete end-user application, not an OEM product. DBSI has personal, professional and enterprise versions of the Bio-Pen Lockbox with different features including verification of sender and recipient, access and document execution by multiple verified signers, content validation, and a permanent logbook of access. Although DBSI has yet to generate material revenues from its technology, it currently has more than 600 finished Bio-Pens in inventory ready for sale. Since May 2006, Delta has been appointed as DBSI's non-exclusive independent sales agent to solicit orders for DBSI's products, on a best efforts basis and at Delta's own expense. DBSI has also appointed AXT Media Group, LLC, a Tempe, Arizona-based Internet sales and marketing agent ("AXTM") to be the online marketing and fulfillment center for DBSI's standard products, on a best efforts basis and at AXTM's own expense. DBSI's office is located at addressStreet1711 W. Greentree Drive, Suite 116, CityTempe, StateAZ PostalCode85284 and its phone number is (480) 705-9110. Information on DBSI is also available on its website at www.dynamicbiometric.com.

     FORWARD LOOKING STATEMENTS. Certain matters discussed within this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although DBSI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be attained. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect DBSI's ability to achieve projected results include, among others, uncertainties inherent in the biometric security business and limited capital. DBSI has no obligation to update the statements contained in this release or to take action that is described herein or otherwise presently planned.